UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Douglas K. Lindaman
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On February 19, 2013, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2013 Annual Meeting to be held on Thursday, April 4, 2013 (the "Proxy Statement"). The Proxy Statement includes a proposal to amend the Company's operating agreement. On or about February 25, 2013, Mr. Lindaman plans to send a letter to each of the Company's members advocating in favor of the proposal to amend the Company's operating agreement. The letter Mr. Lindaman will send to the Company's members is set out in the attached exhibit.

Vote FOR Proposal Two in Amending Our Operating Agreement

Feb. 22, 2013
Dear Homeland Shareholder:

As a Founder of Homeland, I have advanced Proposal Two to correct a voting imbalance in the election of Directors. Currently, Large Investors are able to appoint Directors to the Board. Accordingly, Steve Retterath appoints two Directors and Golden Grain Energy, LLC appoints one Director. These Large Investors account for nearly one-third of our voting stock.

Homeland's Board of Directors has three appointed Directors and eight elected Directors. Since the Large Investors appoint three Directors to represent their interest, they have control over nearly one-third of the Board. Currently, that stock ownership is allowed to vote for the remaining elected Directors. I call this double dipping.

My Proposal prohibits double dipping by the Large Investors. Simply, those shares dedicated to appointing a director would be prohibited from electing a director.

Further, it has been my observation that our elected Directors are adversely influenced by the Large Investors when Large Investors can easily vote them off the Board. Our elected Directors should be representing the interests of the average investor, not the interests of the Large Investors.

It should not go unnoticed that the Board encourages its Shareholders to vote against this Proposal. This shows the clout that our Large Investors have over our Board of Directors.

Join me and VOTE FOR Proposal Two. Give the average investor an unencumbered voice on the Board. Let us keep Homeland as a locally controlled company of its average shareholders.

Douglas K Lindaman, Founder
1831 Cleveland Ave.
Charles City, Iowa 50616
641-330-0801
email: dougl@fiai.net